Exhibit 5.1

January 31, 2012

Board of Directors
Hyperdynamics Corporation

12012 Wickchester Lane

Suite 475

Houston, TX 77079

Dear Ladies and Gentlemen:

We have acted as legal counsel to Hyperdynamics Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), warrants to purchase up to an aggregate of 10,000,000 shares of Common Stock (the “Warrants”) and shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Warrants and the Shares, the “Securities”) to be offered and sold by the Company pursuant to a prospectus supplement, dated January 31, 2012, and the accompanying base prospectus dated March 24, 2011 (collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-173051) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) a specimen certificate representing the Common Stock, (iv) the Certificate of Incorporation, as amended, of the Company, (v) the Bylaws, as amended, of the Company, (vi) the Securities Purchase Agreement, dated as of January 30, 2012, between the Company and the institutional investors identified therein (the “Purchase Agreement”), and (vii) certain resolutions adopted by the Board of Directors, or a committee thereof, of the Company with respect to the issuance of the Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  The Shares and Warrants are to be sold to institutional investors pursuant to the Purchase Agreement.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as certified or photostatic copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments, and we have assumed the accuracy and authenticity of such certificates and documents.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.  We have further assumed that the Shares and Warrants will be issued and delivered in accordance with the terms of the Purchase Agreement.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that

1. The Shares been duly authorized for issuance by all necessary corporate action of the Company, and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued and delivered in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general principles of equity.

3. The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to limitations arising out of bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.  We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.

We also express no opinion herein as to any provision of any of the documents executed in connection with the issuance of the Securities (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the documents on the validity or enforceability of any other provision thereof, (d) which is in violation of public policy, (e) relating to indemnification and contribution with respect to securities law matters, (f) which provides that the terms of any of the documents may not be waived or modified except in writing, (g) purporting to indemnify any person against his, her or its own negligence or misconduct, (h) requiring the payment of penalties, consequential damages or liquidated damages, (i) relating to waiver or advance consent that has the effect of waiving statutes of limitation, marshalling of assets or similar requirements, (j) relating to waiver of the right to a jury trial, or (k) relating to choice of law or consent to jurisdiction.

We express no opinion as to the laws of any jurisdiction other than (i) the federal laws of the United States of America, including the rules and regulations underlying those laws, and applicable judicial and regulatory determinations interpreting those laws; and (ii) the Delaware General Corporation Law.  Our opinion is based on these laws as in effect on the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter and that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we are not thereby concluding that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ PATTON BOGGS LLP
PATTON BOGGS LLP